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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lamar Media Corp.:

We consent to the use of our reports dated February 8, 2002 in the registration statement of Lamar Media Corp. on Form S-4 with respect to (a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which reports are included in the registration statement on Form S-4.

Our reports refer to a change in the method of accounting for costs of start-up activities, and to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

We also consent to the reference to our firm under the heading "Experts" in the registration statement on Form S-4.

                                                              /s/ KPMG LLP


New Orleans, Louisiana
January 21, 2003